U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                         Date of Report: April 14, 2003
                        (Date of earliest event reported)

                             ICT Technologies, Inc.

             (Exact name of registrant as specified in its charter)

          Delaware                    000-29805                 13-4070586
      (State or other               (Commission               (I.R.S. Employer
       jurisdiction                 File Number)             Identification No.)
     of incorporation)

                  33 West Main Street, Elmsford, New York          10523
               (Address of principal executive offices)          (Zip Code)

        Registrant's telephone number, including area code:  914-592-1700

This Amendment No. 1 to the Current Report of ICT Technologies, Inc. (the "Company" or "ICT") on Form 8-K dated April 14, 2003 (the "Report") relates to the change in the Registrant's Certifying Accountant. The purpose of this Amendment is to amend Item 4 of the Report to correct the description of the Circumstances surrounding the dismissal of the certifying accountant.

Item 4.     Changes in Registrant's Certifying Accountant

Effective April 14, 2003 ICT Technologies, Inc. ("ICT Technologies") dismissed its prior certifying accountant, Edward R. Engels, who had been retained by ICT Technologies effective July 22, 2002. During the period of his retention, Mr. Engels did not report the result of any audit of the financial statements of ICT Technologies but did report on his review of such financial statements for the ICT Technologies' second and third fiscal quarters of its 2002 fiscal year. Mr. Engels' review reports confirmed that he was not aware of any material modifications that should be made to ICT Technologies' interim financial statements for such quarters for them to be in conformity with generally accepted accounting principles. Such reports contained an explanatory paragraph concerning the ability of ICT Technologies to continue as a going concern. The decision to dismiss Mr. Engels was approved by the audit committee of ICT Technologies' Board of Directors.

During Mr. Engels' field work relating to the audit of the financial statements of ICT Technologies for fiscal year 2002, Mr. Engels' asserted that the application of accounting principles relating to revenue recognition in ICT Technologies' prepaid phone calling card business differed from that of ICT Technologies. This alleged difference of opinion with management was not the basis for Mr. Engels' dismissal by ICT Technologies because management was not committed to any particular treatment of the revenue recognition. The audit committee has not discussed this difference of opinion with Mr. Engels but has been apprised of such matter by management. ICT Technologies intends to report all of its revenue and other financial statement items in accordance with United States generally accepted accounting principles and the firm of Drakeford & Drakeford that replaced Mr. Engels has used the same method of revenue recognition suggested by Mr. Engels. Hence no disagreement with revenue recognition exists.

Prior to his dismissal, Mr. Engels had advised ICT Technologies' audit committee that a substantive audit was required in light of weaknesses in ICT Technologies' system of internal controls, the most significant of which was the absence of adequate internal accounting staff. After a review of the internal controls by Drakeford & Drakeford the system of internal controls was deemed by the new certifying accountants to be adequate and no material adjustments were made to the financial statements. The Registrant plans no changes to address the unfounded concerns of Mr. Engels.

Except as aforesaid, ICT Technologies and Mr. Engels did not have any disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr. Engels, would have caused him to make a reference to the subject matter of the disagreements in connection with his reports. Except as aforesaid, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K during the time Mr. Engels was retained by ICT Technologies, or between April 7, 2003 and April 14, 2003.

The Registrant has provided a copy of this Form 8-K/A to Mr. Engels and will file any letter received in response to this filing within two days of receipt of any such letter. However, we do expect such a letter since the Registrant is now engaged in litigation with Mr. Engels over his auditing fees in the Civil Court of the City of New York for Bronx County.

February 5, 2004

                                          ICT TECHNOLOGIES, INC.


                                       By: /s/ Vasilios Koutsobinas
                                        --------------------------------------
                                          Vasilios Koutsobinas
                                          Chairman and Chief Executive Officer